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                                    EXHIBIT 11

                     OLD KENT FINANCIAL CORPORATION

                          PRIMARY EARNINGS PER SHARE CALCULATION
                                 Three Months Ended Sept. 30   Nine Months Ended Sept. 30
                                    1 9 9 6        1 9 9 5        1 9 9 6        1 9 9 5
P R I M A R Y
NET INCOME.....................   $40,297,000    $38,316,000   $117,092,000   $110,412,000
Less: Preferred stock dividends       -  0  -        -  0  -        -  0  -        -  0  -

INCOME FOR PRIMARY
 E.P.S. CALCULATION............   $40,297,000    $38,316,000   $117,092,000   $110,412,000

Avg common shares outstanding..    45,998,859     47,587,628     46,920,239     47,519,364
Common stock equivalents.......       326,307        366,655        346,414        384,877

SHARES FOR PRIMARY
 E.P.S. CALCULATION............    46,325,166     47,954,283     47,266,653     47,904,241

PRIMARY E.P.S..................         $0.87          $0.80          $2.48          $2.30

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